EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated June 17, 2019 and December 18, 2018, relating to the financial statements and financial highlights, which appear in Franklin Flexible Alpha Bond Fund’s and Franklin Low Duration Total Return Fund’s Annual Reports on Form N-CSR for the years ended April 30, 2019 and October 31, 2018. We also consent to the references to us under the headings “Agreement”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 13, 2019